LGL Promotes Patti Smith to Chief Financial Officer

ORLANDO, FL, April 21, 2015 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company") today announced that Patti A. Smith has been promoted to Chief Financial Officer, effective April 20, 2015. Ms. Smith previously served as the Company's Director of Financial Reporting and Human Resources.

Ms. Smith is a graduate of St. John Fisher College and a certified public accountant. Prior to joining the Company, she held positions of increasing responsibility with CNL Financial Group, Inc., CNL Hotels and Resorts, Inc. and Harris Interactive Inc.

Michael Ferrantino, LGL's Executive Chairman and Chief Executive Officer, said "It gives me great pleasure to announce this well-deserved appointment.  Patti joined the Company three years ago and in that time has clearly shown her ability to take on complex tasks with excellent results. I am relying on Patti's advice and counsel in helping to move our Company forward."

LGL's Chairman of the Board, Marc Gabelli, added "Patti has brought a wealth of knowledge to the Company. I, as well as the entire Board of Directors, welcome Patti to this senior leadership position. The team has made progress, and now with Patti as CFO, we hope to accelerate our growth and ultimately increase shareholder value."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components ensure reliability and security in aerospace and defense communications, synchronize data transfers throughout the wireless and internet infrastructure, and provide low noise and base accuracy for lab instruments.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in Sacramento, California and Hong Kong.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

Patti A. Smith
The LGL Group, Inc.
pasmith@lglgroup.com
(407) 298-2000